EXHIBIT INDEX

Exhibit
  No.    Description

2.1 Agreement and Plan of Merger dated April 24, 2000 among Washington Trust Bancorp, Inc., The Washington Trust Company, PhxIMC Acquisition Corp., Phoenix Investment Management Company, Inc., Gerald J. Fogarty and Marie J. Langlois (excluding exhibits and schedules). Incorporated herein by reference to the Registrant's Form 8-K filed May 5, 2000.

99.1     Press release of Washington Trust Bancorp, Inc. issued June 26, 2000.



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                                  Exhibit 99.1

Contact:  Elizabeth B. Eckel,
Senior Vice President, Marketing
Telephone (401) 348-1309
Date:  June 26, 2000
FOR IMMEDIATE RELEASE

Washington Trust Completes Acquisition of Phoenix Investment Management Company

Westerly, Rhode Island...Washington Trust Bancorp, Inc. (Nasdaq National Market; symbol: WASH), parent of The Washington Trust Company, today announced that it has completed its acquisition of Phoenix Investment Management Company, Rhode Island's largest independent investment advisory firm. Phoenix will continue to operate under its own name as a division of Washington Trust.

John C. Warren, Washington Trust's Chairman and Chief Executive Officer, stated, "This is a major acquisition for us. It significantly increases the size of our Trust and Investment Services group and solidifies our recent move into the Providence area." Washington Trust opened a Trust and Investment Services office at 66 South Main Street in Providence early this year. Warren added, "The acquisition also enables Phoenix clients to utilize Washington Trust's full line of trust, personal and business banking services."

Gerald J. Fogarty, Jr. and Marie J. Langlois, who founded Phoenix in 1988, have joined Washington Trust as Managing Directors of Phoenix. Warren noted, "Phoenix has a talented group of investment professionals and we're thrilled to have them join the Washington Trust team."

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island state-chartered bank founded in 1800. The Bank offers a full range of financial services, including trust and investment management, through its offices in Rhode Island and southeastern Connecticut. Washington Trust Bancorp, Inc.'s common stock trades on The Nasdaq Stock Market(R) under the symbol WASH. Web site address: www.washtrust.com.

# # #

This report contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in interest rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in the size and nature of the Corporation's competition, changes in loan default and charge-off rates, and changes in the assumptions used in making such forward-looking statements.